EXHIBIT 99.1

PRIME BANCORP, INC.
                                                       NEWS RELEASE


Summit Bancorp to Acquire Prime Bancorp
Significantly Strengthens Franchise in Eastern Pennsylvania

Fort Washington, PA, (February 18, 1999) Prime Bancorp, Inc. (Nasdaq: PBNK) and Summit Bancorp (NYSE: SUB) today announced a definitive agreement for Summit to acquire Prime Bancorp. Prime Bancorp, a bank holding company headquartered in Fort Washington, Pennsylvania, is the parent company of Prime Bank, a commercial bank with $1.0 billion in assets and 27 branches in the five-county greater Philadelphia region.

"The acquisition of Prime Bancorp greatly enhances Summit's ability to serve our customers in eastern Pennsylvania," said Summit Chairman and Chief Executive Officer T. Joseph Semrod. "We have been eager to expand in this attractive region, and Prime provides both the branch presence and business focus we were seeking in key Philadelphia-area markets. We especially look forward to working with Prime to reinforce our combined commitment to the region's businesses."

Summit's branch presence in the five counties, which include Bucks, Chester, Delaware, Montgomery and Philadelphia, will more than double, significantly increasing Summit's penetration of the market. Bucks, Chester and Montgomery counties rank in the top 100 counties in the nation in per capita income, and the greater Philadelphia region is home to 35 percent of the state's deposits. When this merger is completed, Summit will have the fifth largest market share in the 13-county eastern Pennsylvania region, with over 100 branches and $3.9 billion in assets.

Prime Bancorp Chairman and Chief Executive Officer James J. Lynch stated, "Summit's commitment to serving middle-market companies and its strong product offerings were the primary reasons we chose this combination. We have more than doubled commercial assets in the last three years, and Summit provides the right platform for furthering this growth and supporting our customers' expanding needs. In addition, we share Summit's dedication to quality service, customer responsiveness and local decision-making."










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When the merger is completed, Mr. Lynch will become Chairman and
Chief Executive Officer of Summit Bank in Pennsylvania. He brings more than 30 years of Pennsylvania banking experience, mostly with Philadelphia-based Continental Bank, where he served as president from 1992 to 1994. Continental was acquired by Midlantic Corporation in 1986. Mr. Lynch became Executive Vice President of Midlantic in 1994, and joined Prime in 1996.

Under the terms of the merger agreement, which was approved by the boards of directors of both companies, Prime Bancorp shareholders will receive 0.675 share of Summit Bancorp common stock for each share of Prime Bancorp common stock in a tax-free exchange.

Based on the closing price of Summit Bancorp's common stock last night, the transaction has a value of $26.58 per share for a total of $292.0 million. Prime Bancorp has the right to terminate the transaction if Summit's average price during the determination period falls below $32.68 and is 17 percent below an index of selected banking companies.

The transaction is expected to be completed in the third quarter of 1999 subject to regulatory and Prime Bancorp shareholder approval. It is anticipated that this transaction will be accounted for as a purchase. Summit expects to repurchase from time to time in the open market outstanding Summit Bancorp shares in a number equal to the approximate amount of common shares to be issued in the acquisition or reissue treasury shares. The number of common shares to be repurchased or reissued will depend on market conditions and other factors.

Summit Bancorp is a $33 billion financial services company headquartered in Princeton, New Jersey. Through its banking subsidiaries, Summit operates over 440 traditional and in-store branches throughout New Jersey, eastern Pennsylvania and southern Connecticut and an extensive network of ATMs. The company provides financial services to individuals, businesses, not-for-profit organizations, government entities and other financial institutions through its commercial and retail banking, investment management and private banking lines of business. For more information about Summit, please visit the company's website at www.summitbank.com.

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                                 SUMMIT BANCORP
                           AQUISITION OF PRIME BANCORP
                               TRANSACTION SUMMARY
                         ANNOUNCEMENT FEBRUARY 18, 1998

       TRANSACTION TERMS:
       Structure    *  Purchase transaction
                    *  Tax-free exchange of stock
                    *  Definitive agreement signed
                    *  Due diligence completed

       Terms        *  Fixed exchange ratio of 0.675 of a share
                       of Summit for each Prime Bancorp share
                    *  Walk away if average price of Summit
                       stock declines below $32.68, and has
                       declined more than 17% versus a selected bank index during the determination period
                   *   Option to purchase up to 9.9% of Prime
                       Bancorp, plus break up fee

       Timing      *  Targeted to close third quarter 1999
                   *  Subject to normal regulatory and Prime
                      Bancorp shareholder approval


       PRICING OVERVIEW:
       Indicated price per share
         (2/17/99)                    $26.58
       Indicated total purchase
        price                        $292.0 million
       Price to book value            3.25x
       Price to trailing
        4Q earnings                   24.6x